For Immediate Release

Pricester Experiencing Increased Demand from
Small Business Sector
Added Features to Positively Impact Sales and Revenues

Hollywood, FL [March 11, 2008] - Pricester.com, Inc. (PRCC), an Internet marketing and technology company, has added significant features to its cost-effective website product line. Experiencing increased demand from the small business sector for Internet exposure with more sophisticated e-marketing functionality, the company has integrated new features to accommodate specialized requirements.

"Small businesses have become more aware of capabilities and functions that affect the productivity of their websites. We're now delivering these features, while still keeping true to our philosophy of providing the most cost-effective website product available", said President & CEO, Edward Dillon.

Pricester's new additions include an Advanced Shopping Cart, incorporating internal search features, a more robust user management system and increased product criteria selection. Also offered is a user-friendly Lead Generation System, handling both opt-in and double opt-in leads, with advanced management and tracking tools. "These additions are delivered at well below industry pricing norms", Dillon continued.

"Pricester has always demonstrated expertise in bringing the power of the Internet to small businesses in a well-packaged, affordable manner. These additions make us even more competitive and will have a positive impact on our sales and revenues", concluded Raymond Purdon, Pricester's Chairman of the Board.

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Forward Looking Statements
Except for historical matters contained herein, the matters discussed in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; reliance on relationships; technological changes; website demand; new competitive ecommerce systems, pricing changes and timing by hardware and software vendors, and adequacy of supplies of new software.
In light of the risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com